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                                                                      EXHIBIT 99



                         VALUEVISION INTERNATIONAL, INC.
                               6740 Shady Oak Road
                          Eden Prairie, Minnesota 55344

                                  April 9, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:  Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

     Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP ("Andersen") has represented to us, by letter dated April 9, 2002, that its audit of the consolidated financial statements of ValueVision International, Inc., for the year ended January 31, 2002, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and that there was appropriate availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

                                           Very truly yours,


                                           ValueVision International, Inc.

                                           /s/ Richard Barnes
                                           -------------------------------------
                                           Richard Barnes
                                           Executive Vice President, Chief
                                             Operating Officer and Chief
                                             Financial Officer